Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of VYNE Therapeutics Inc. (the “Company”) of our report dated February 27, 2026, relating to the consolidated financial statements of the Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts

March 31, 2026